Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by IWAC Holding Company Inc., of a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of IWAC Holding Company Inc., a Delaware corporation, in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 18, 2025

/s/
/s/ Matthew Malriat
Signature

Name: Matthew Malriat